EXHIBIT 99.1
Rick Abshire
(713) 881-3609

FOR IMMEDIATE RELEASE

ADAMS RESOURCES RELINQUISHES A NORTH SEA BLOCK

Houston (September 1, 2005)--Adams Resources & Energy, Inc. (AMEX-AE) announced today that the Company and its partners have notified the United Kingdom’s Department of Trade and Industry of their intention to relinquish their license for Block 21-1b in the U.K. sector of the North Sea. The license will be allowed to expire at the end of its first term period on September 30, 2005. All costs incurred on this project were expensed as they originated. Therefore, the Company will not incur any additional expense or charges to earnings as a result of this event.

The Company and its partners continue to focus their attention on North Sea Block 48-16c that was awarded in the United Kingdom’s 22nd round of licensing held in 2004.